Exhibit 99.1

LiveOne Announces Record 6-Month Revenue of $60.7 Million, Up 142%, and Second Quarter Revenue of $21.9 Million, Up 51%

●	Paid Subscribers as of September 30, 2021 Increased to Over 1,256,000**, a Net Increase of Over 320,000 a Year Ago - Monthly Average Revenue Per User Was $3.41** vs. $3.38 in Q1 Fiscal 2022

●	During Fiscal 2022, LiveOne Has Added Over 170,000 Paid Members Into Its New Expanded Membership Program

●	Cash and Cash Equivalents on Hand at September 30, 2021 was $16.7 Million

Los Angeles, CA – October 28, 2021 – LiveOne (Nasdaq: LVO), a global platform for livestream and on-demand audio, video, and podcast/vodcast content in music, comedy, and pop culture, and owner of LiveXLive, PodcastOne, Slacker Radio, React Presents, Gramophone Media and Custom Personalization Solutions (“CPS”), announced today operating results for its second fiscal quarter ended September 30, 2021 (“Q2 Fiscal 2022”).

For the six-month period ended September 30, 2021, revenue increased 142% year-over-year to a record $60.7 million compared to $25.1 million in the prior year, while Contribution Margin* increased 93% to $13.7 million versus $7.1 million in the prior year.

In Q2 Fiscal 2022, LiveOne posted revenue of $21.9 million, as well as Contribution Margin* of $5.9 million. On a U.S. GAAP basis, LiveOne recorded a loss from operations of ($9.7) million and a net loss of ($15.2) million. On a non-U.S. GAAP basis, Adjusted Operating Loss (“AOL”)* increased to ($2.1) million from ($1.4) million in Q2 Fiscal 2021.

LiveOne’s CEO and Chairman, Robert Ellin, commented, “With the return of live music events, we expect an increase in revenue from nearly every aspect of our flywheel – subscriptions, live ticket sales, live stream, pay-per-view, advertising, sponsorship, NFTs, and specialty merchandise.”

Mr. Ellin continued, “We continue to focus on the long-term objective of building and owning sustainable, valuable franchises in audio music, live music and events, podcasting/vodcasting, OTT, pay-per-view and live streaming.”

Recent and Q2 Fiscal 2022 Highlights

●	In October 2021, the company completed a corporate name change to “LiveOne, Inc.” from “LiveXLive Media, Inc.” and announced plans to rebrand its individual subsidiaries and businesses as the “ONE” brand.

●	Since launching its pay-per-view (“PPV”) platform in May 2020, LiveOne has generated approximately $26.1 million of PPV related sales in live and pay-per-view events

●	In September 2021, LiveOne announced its intention to spin-out its existing PPV business, PPVOne, as a separate public company and its plan to distribute a portion of the new company’s equity to LiveOne’s stockholders, anticipated to take place by March 31, 2022.

●	LiveOne currently has a lineup of more than 100+live shows featuring over 300 artists performing over the course of Fiscal 2022.

●	**Paid subscribers as of September 30, 2021 increased to more than 1,256,000, a net increase of approximately 320,000, as compared to 936,000 subscribers at September 30, 2020. Included in the total number as of September 30, 2021 and 2020 are certain subscribers which are the subject of a contractual dispute. LiveOne is currently not recognizing revenue related to these subscribers.

●	LiveOne’s wholly owned subsidiary PodcastOne had over 2.48 billion podcast downloads in the past twelve-months ended September 30, 2021 and its franchise of exclusive shows has now grown to more than 235 and now produces more than 300 podcast episodes per week. Total social media reach across the exclusive talent roster of PodcastOne now exceeds 280 million.

●

In October 2021, LiveOne completed its 6th acquisition by acquiring Gramophone Media, a brand development company comprised of boutique agencies, known for its innovative work discovering and managing international acts. The acquisition is expected to be immediately accretive to LiveOne’s earnings and strengthen LiveOne’s balance sheet.

●	LiveOne’s 24-hour linear OTT streaming channel reaches over 294 million people on Amazon Fire, Roku, Apple TV, SLING, Xumo, and ReachTV, Consumable TV streaming original content, artist interviews, concerts, festivals, ancillary event-related content, and short-form video content from around the world.

●

As previously announced in January 2021, with the assistance of J.P. Morgan, LiveOne is continuing a process to explore strategic alternatives in order to enhance shareholder value. Potential alternatives may include, among others, a strategic acquisition, divestiture, merger, sale or other form of business combination. There can be no assurance that LiveOne’s efforts will result in a specific transaction or any particular outcome or its timing.

●	Announced in December 2020, LiveOne’s board of directors authorized the repurchase up to two million shares of LiveOne’s outstanding common stock from time to time, subject to certain compliance with applicable laws and regulations.

Second Quarter 2022 and 2021 Results Summary (in $000’s, except per share; unaudited)

	Three Months Ended September 30, 2021	Three Months Ended September 30, 2020
Revenue	$21,924	$14,559
Operating Loss	$(9,667)	$(7,126)
Adjusted Operating Loss*	$(2,071)	$(1,390)
Total Other Expense	$(5,565)	$(3,061)
Net Loss	$(15,236)	$(10,189)
Loss per share - basic and diluted	$(0.19)	$(0.15)

Second Quarter 2022 Results Summary Discussion

For Q2 Fiscal 2022, LiveOne posted revenue of $21.9 million versus $14.6 million in the prior year. The increase was largely due to the growth in advertising and sponsorship revenue driven by the acquisition of PodcastOne, merchandising revenue through the acquisition of CPS, as well as subscription revenue related to the growth in subscribers year over year.

Q2 Fiscal 2022 Operating Loss of ($9.7) million was higher as compared to a ($7.1) million Operating Loss in the quarter ended September 30, 2020 (“Q2 Fiscal 2021”). The $2.6 million increase was largely due to the addition of corporate personnel to support future growth and increased stock-based compensation.

Q2 Fiscal 2022 AOL* was ($2.1) million as compared to Q2 Fiscal 2021 AOL* of ($1.4) million. Q2 Fiscal 2022 AOL* was comprised of Operations AOI* of $1.2 million and Corporate AOL* of ($3.2) million. The Operations AOI* of $1.2 million was driven by Contribution Margin of $5.9 million, offset by operating expenses of $4.7 million.

Capital expenditures for Q2 Fiscal 2022 totaled approximately $0.9 million, which were driven by capitalized software costs associated with development of our integrated music player and pay-per-view services.

At September 30, 2021, LiveOne had $16.7 million in cash and cash equivalents, which includes restricted cash of $0.3 million.

LiveOne is maintaining its guidance for Fiscal 2022 of revenue of $115 - $125 million and reducing guidance for Fiscal 2022 Adjusted Operating Income* to $0 - $3 million (not including corporate overhead) due to impacts of the COVID-19 Delta variant on live events, inclement weather, and our increased investment in original and exclusive content and franchises, as well to continue an increased spend in marketing associated with driving new paid memberships.

With respect to projected full year 2022 Adjusted Operating Income* from LiveOne’s Operations, a quantitative reconciliation is not available without unreasonable efforts due to the high variability, complexity and low visibility with respect to purchase accounting adjustments, acquisition-related charges and legal settlement reserves excluded from Adjusted Operating Loss*. LiveOne expects that the variability of these items could have a potentially unpredictable, and potentially significant, impact on its future GAAP financial results.

About LiveOne, Inc.

Headquartered in Los Angeles, California, LiveOne, Inc. (NASDAQ: LVO) (the “Company”) is a global talent-first, interactive music, sports, and entertainment subscription platform delivering premium content and livestreams from the world’s top artists. LiveOne’s other major wholly-owned subsidiaries are LiveXLive, PPVOne, Slacker Radio, React Presents, Gramophone Media, Custom Personalization Solutions, and PodcastOne. LiveOne has streamed over 1,800 artists since January 2020, a library featuring close to 30 million songs, 500 expertly curated radio stations, 235 podcasts/vodcasts, hundreds of pay-per-views, personalized merchandise, an NFTs business, and has created a valuable connection between brands, fans, and bands. PodcastOne generates more than 2.48 billion downloads per year and 300+ episodes distributed per week across a stable of hundreds of top podcasts. The combination of acquisitions and the expansion of products and franchises have secured LiveOne as a top-rated music, entertainment, and media services company. LiveXLive is available on iOS, Android, Roku, Apple TV, and Amazon Fire, and through OTT, STIRR, Sling, and XUMO, in addition to its app, online website, and social channels. For more information, visit PodcastOne on Facebook, Instagram, TikTok, and Twitter @podcastone and LiveXLive on Facebook, Instagram, TikTok, and Twitter at @livexlive.

* About Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with the accounting principles generally accepted in the United States of America (“GAAP”), we present Contribution Margin (Loss), Adjusted Operating Income (“AOI”) and Adjusted Operating Loss (“AOL”), which are non-GAAP financial measures, as measures of our performance. The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, or as a substitute for, or superior to, operating loss and or net income (loss) or any other performance measures derived in accordance with GAAP or as an alternative to net cash provided by operating activities or any other measures of our cash flows or liquidity.

We use Contribution Margin (Loss) and AOL to evaluate the performance of our operating segment. We believe that information about these non-GAAP financial measures assists investors by allowing them to evaluate changes in the operating results of our business separate from non-operational factors that affect operating income (loss) and net income (loss), thus providing insights into both operations and the other factors that affect reported results. AOL is not calculated or presented in accordance with GAAP. A limitation of the use of AOL as a performance measure is that it does not reflect the periodic costs of certain amortizing assets used in generating revenue in our business. Accordingly, AOL should be considered in addition to, and not as a substitute for, operating income (loss), net income (loss), and other measures of financial performance reported in accordance with GAAP. Furthermore, this measure may vary among other companies; thus, AOL as presented herein may not be comparable to similarly titled measures of other companies.

Contribution Margin (Loss) is defined as Revenue less Cost of Sales. AOI/AOL is defined as operating income (loss) before (a) non-cash GAAP purchase accounting adjustments for certain deferred revenue and costs, (b) legal, accounting and other professional fees directly attributable to acquisition activity, (c) employee severance payments and third party professional fees directly attributable to acquisition or corporate realignment activities, (d) certain non-recurring expenses associated with legal settlements or reserves for legal settlements in the period that pertain to historical matters that existed at acquired companies prior to their purchase date and a one-time minimum guarantee to effectively terminate a live events distribution agreement post COVID-19, (e) depreciation and amortization (including goodwill impairment, if any), and (f) certain stock-based compensation expense.  Management does not consider these costs to be indicative of our core operating results.

With respect to projected full year 2022 AOL and full year 2022 AOI from Operations, a quantitative reconciliation is not available without unreasonable efforts due to the high variability, complexity and low visibility with respect to purchase accounting adjustments, acquisition-related charges and legal settlement reserves excluded from AOL and AOI. We expect that the variability of these items to have a potentially unpredictable, and potentially significant, impact on our future GAAP financial results.

For more information on this non-GAAP financial measure, please see the table entitled “Reconciliation of Non-GAAP Measure to GAAP Measure” included at the end of this release.

Forward-Looking Statements

We make forward-looking statements in this release within the meaning of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Certain statements contained in this earnings release (or otherwise made by us or on our behalf from time to time in other reports, filings with the U.S. Securities and Exchange Commission (the “SEC”), news releases, conferences, internet postings or otherwise) that are not statements of historical fact constitute “forward-looking statements” notwithstanding that such statements are not specifically identified. These forward-looking statements relate to our expectations or forecasts for future events, including without limitation our earnings, revenues, expenses, Adjusted Operating Income, Adjusted Operating Loss, Contribution Margin (Loss), capital expenditures or other future financial or business performance or strategies, or the impact of legal or regulatory matters on our business, results of operations or financial condition. These statements may be preceded by, followed by or include the words “may,” “might,” “will,” “will likely result,” “should,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “hope,” “seek,” “continue,” “target” or similar expressions. These forward-looking statements are not guarantees of future performance and are based on information available to us as of the date of this release and on our current expectations, forecasts and assumptions, and involve substantial risks and uncertainties. Actual results may vary materially from those expressed or implied by the forward-looking statements herein due to a variety of factors, risks and uncertainties, including: our reliance on one key customer for a substantial percentage of its revenue; our ability to consummate any proposed financing, acquisition, spin-out, distribution or transaction and the timing of the closing of such proposed event, including the risks that a condition to closing would not be satisfied within the expected timeframe or at all, or that the closing of any proposed financing, acquisition, spin-out, distribution or transaction will not occur or whether such event will enhance shareholder value; our ability to continue as a going concern; our ability to attract, maintain and increase the number of its users and paid subscribers, as well as our ability to recognize revenue for those subscribers which are the subject of a contractual dispute; us identifying, acquiring, securing and developing content; our intent to repurchase shares of our common stock from time to time under our announced stock repurchase program and the timing, price, and quantity of repurchases, if any, under the program; our ability to maintain compliance with certain financial and other covenants; successfully implementing our growth strategy, including relating to our technology platforms and applications; ability to integrate our acquired businesses and the ability of the combined businesses to grow; the ability of our executive officers to manage expected growth profitably; the outcome(s) of any legal proceedings pending or that may be instituted against us, our subsidiaries or third parties to whom we may owe indemnification obligations; changes in laws or regulations that apply to us or our industry; our ability to recognize and timely implement future technologies in the music and live streaming space; our ability to capitalize on investments in developing our service offerings, including the LiveXLive app to deliver and develop upon current and future technologies; significant product development expenses associated with our technology initiatives; our ability to deliver end-to-end network performance sufficient to meet increasing customer demands; our ability to timely and economically obtain necessary approval(s), releases and or licenses on a timely basis for the use of music content on our service platform; our ability to obtain and maintain international authorizations to operate its service over the proper foreign jurisdictions its customers utilize; our ability to expand our service offerings and deliver on our service roadmap; our ability to timely and cost-effectively produce, identify and or deliver compelling content that brands will advertise on and or customers will purchase and or subscribe to across our platform; the effects of the global Covid-19 pandemic; general economic and technological circumstances in the music and livestreaming digital markets; our ability to obtain and maintain licenses for content used on legacy music platforms; the loss of, or failure to realize benefits from, agreements with our music labels, publishers and partners; unfavorable economic conditions in the airline industry and economy as a whole; our ability to expand its domestic or international operations, including our ability to grow our business with current and potential future music labels, festivals, publishers, or partners; the effects of service interruptions or delays, technology failures, material defects or errors in our software, damage to our equipment or geopolitical restrictions; costs associated with defending pending or future intellectual property infringement actions and other litigation or claims; increases in our projected capital expenditures due to, among other things, unexpected costs incurred in connection with the roll out of our business plans and technology roadmap or our plans of expansion in North America and internationally; fluctuation in our operating results; the demand for live and music streaming services and market acceptance for our products and services; our incurrence of additional indebtedness in the future; our compliance with the covenants in our senior notes; risks and uncertainties applicable to the businesses of our subsidiaries and other risks, uncertainties and factors, including, but not limited to, those described in our 2021 Annual Report on Form 10-K for the fiscal year ended March 31, 2021, filed with the SEC on July 14, 2021, Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, filed with the SEC on August 16, 2021, and in our other filings with the SEC. The forward-looking statements contained in this press release speak only as of the date the statements were made. We do not undertake any obligation to update these forward-looking statements, unless required by law. We intend that all forward-looking statements be subject to the safe-harbor provisions of the PSLRA.

LiveOne IR Contact:
310.601.2500
ir@liveone.com

Financial Information

The tables below present financial results for the three and six months ended September 30, 2021 and 2020.

LiveOne, Inc.

Consolidated Statements of Operations (Unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended September 30,		Six Months Ended September 30,
	2021	2020	2021	2020

Revenue:	$21,924	$14,559	$60,691	$25,066

Operating expenses:
Cost of sales	16,051	10,299	46,990	17,960
Sales and marketing	2,599	2,076	7,348	3,422
Product development	2,178	2,288	4,333	4,374
General and administrative	9,246	5,615	18,623	9,600
Amortization of intangible assets	1,517	1,407	3,023	2,658
Total operating expenses	31,591	21,685	80,317	38,014
Loss from operations	(9,667)	(7,126)	(19,626)	(12,948)

Other income (expense):
Interest expense, net	(1,068)	(1,021)	(2,128)	(3,099)
Loss on extinguishment of debt	(4,321)	(1,488)	(4,321)	(1,488)
Forgiveness of PPP loans	-	-	2,511	-
Other income (expense)	(176)	(552)	284	(182)
Total other expense, net	(5,565)	(3,061)	(3,654)	(4,769)

Loss before provision for income taxes	(15,232)	(10,187)	(23,280)	(17,717)

Provision for income taxes	(4)	(2)	(7)	(4)
Net loss	$(15,236)	$(10,189)	$(23,287)	$(17,721)

Net loss per share – basic and diluted	$(0.19)	$(0.15)	$(0.30)	$(0.28)
Weighted average common shares – basic and diluted	78,351,655	69,035,037	77,670,598	64,127,618

LiveOne, Inc.

Consolidated Balance Sheets (Unaudited)

(In thousands)

	September 30,	March 31,
	2021	2021
Assets
Current Assets
Cash and cash equivalents	$16,478	$18,635
Restricted cash	260	135
Accounts receivable, net	15,037	10,567
Inventories	2,920	2,568
Prepaid expense and other assets	6,860	3,366
Total Current Assets	41,555	35,271
Property and equipment, net	4,703	4,367
Goodwill	22,920	22,619
Intangible assets, net	19,530	22,468
Other assets	873	1,044
Total Assets	$89,581	$85,769

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable and accrued liabilities	$38,041	$32,646
Accrued royalties	11,974	12,349
Notes payable, current portion	109	2,729
Deferred revenue	3,980	1,262
Other current liabilities	2,897	-
Unsecured convertible notes, net	2,182	1,976
Total Current Liabilities	59,183	50,962
Secured convertible notes, net	13,148	13,047
Unsecured convertible notes, net	5,691	5,501
Senior secured revolving line of credit	6,965	-
Notes payable, net	650	885
Lease liabilities, noncurrent	610	742
Due to Music Partner	577	3,937
Other long-term liabilities	-	2,422
Deferred income taxes	137	137
Total Liabilities	86,961	77,633

Commitments and Contingencies

Stockholders’ Equity
Preferred stock, $0.001 par value; 10,000,000 shares authorized; no shares issued or outstanding	-	-
Common stock, $0.001 par value; 500,000,000 shares authorized; 79,001,821 and 76,807,898 shares issued and outstanding, respectively	79	77
Additional paid in capital	195,769	178,000
Accumulated deficit	(193,228)	(169,941)
Total stockholders’ equity	2,620	8,136
Total Liabilities and Stockholders’ Equity	$89,581	$85,769

LiveOne, Inc.

Reconciliation of Non-GAAP Measure to GAAP Measure

Adjusted Operating Loss* Reconciliation (Unaudited)

(In thousands)

	Contribution Margin*	Loss from Operations	Depreciation and Amortization	Stock-Based Compensation	Non- Recurring Acquisition and Realignment Costs(1)	Other Non- Operating Costs(2)	Adjusted Operating Income (Loss)*
Three Months Ended September 30, 2021
Operations	$5,873	$(2,533)	$2,406	$1,185	$109	$-	$1,167
Corporate	-	(7,134)	9	3,660	227	-	(3,238)
Total	$5,873	$(9,667)	$2,415	$4,845	$336	$-	$(2,071)

Three Months Ended September 30, 2020
Operations	$4,260	$(3,968)	$2,221	$1,167	$-	$453	$(127)
Corporate	-	(3,158)	-	1,292	81	522	(1,263)
Total	$4,260	$(7,126)	$2,221	$2,459	$81	$975	$(1,390)

	Contribution Margin*	Loss from Operations	Depreciation and Amortization	Stock-Based Compensation	Non-Recurring Acquisition and Realignment Costs(1)	Other Non- Operating Costs(2)	Adjusted Operating Income (Loss)*
Six months Ended September 30, 2021
Operations	$13,701	$(6,088)	$4,778	$3,328	$346	$-	$2,364
Corporate	-	(13,538)	16	6,603	733	-	(6,186)
Total	$13,701	$(19,626)	$4,794	$9,931	$1,079	$-	$(3,822)

Six months Ended September 30, 2020
Operations	$7,106	$(6,433)	$4,195	$2,518	$-	$707	$987
Corporate	-	(6,515)	-	2,823	371	889	(2,432)
Total	$7,106	$(12,948)	$4,195	$5,341	$371	$1,596	$(1,445)

(1)	Non-Recurring Acquisition and Realignment Costs principally include outside legal, accounting and other professional fees directly attributable to acquisition activity in the period.

(2)	Other Non-Operating Costs principally include certain non-recurring expenses associated with legal settlements or reserves for legal settlements in the period that pertain to historical matters that existed at certain acquired companies prior to their purchase date and non-recurring employee severance payments and to a lesser extent, a one-time minimum guarantee to effectively terminate a live-event distribution agreement post COVID-19.

*	See the definitions of Contribution Margin and Adjusted Operating Income/Loss under “About Non-GAAP Financial Measures” within this release.

LiveOne, Inc.

Reconciliation of Non-GAAP Measure to GAAP Measure

Contribution Margin* Reconciliation (Unaudited)

(In thousands)

	Three Months Ended September 30,		Six Months Ended September 30,
	2021	2020	2021	2020

Revenue:	$21,924	$14,559	$60,691	$25,066

Less Cost of Sales:	(16,051)	(10,299)	(46,990)	(17,960)
Contribution Margin*	$5,873	$4,260	$13,701	$7,106

*	See the definition of Contribution Margin under “About Non-GAAP Financial Measures” within this release.

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